SUBSCRIPTION AND INVESTMENT INTENT LETTER

June 7, 2017

James G. Whetzel, Trustee
USAA ETF Trust
9800 Fredericksburg Road
San Antonio, TX 78288

Dear Mr. Whetzel:

The undersigned hereby subscribes for 1 share the USAA Short-Term Bond ETF (the "Fund"), which is a series of USAA ETF Trust (the "Trust"), on June 7, 2017, at a price of $10 per share and agrees to pay cash in the amount of $10 to the Fund.

The undersigned understands that: (i) the sale of the shares to the undersigned is made in reliance on such sale being exempt under Section 4(2) of the Securities Act of 1933 ("1933 Act") as not involving any public offering; and (ii) in part, the Trust's reliance on such exemption is predicated on the undersigned's representation, which is hereby confirmed, that it is acquiring the shares for investment for its own account as the sole beneficial owner thereof, and not with a view to or in connection with any resale or distribution of the shares or of any interest therein. The undersigned hereby agrees that it will not sell, assign, or transfer the shares or any interest therein, except upon repurchase or redemption by the Trust, unless and until the shares have been registered under the 1933 Act or the Trust has received an opinion from its counsel indicating to its satisfaction that said sale, assignment, or transfer will not violate the provisions of the 1933 Act or any rules or regulations promulgated thereunder.

Very truly yours,

USAA Asset Management Company

By: [signature]
Charles Brooks Englehardt, President